SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 20, 2015 (February 19, 2015)

Date of Report

(Date of Earliest Event Reported)

Synovus Financial Corp.

(Exact Name of Registrant as Specified in its Charter)

Georgia	1-10312	58-1134883
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1111 Bay Avenue, Suite 500, Columbus, Georgia 31901

(Address of principal executive offices) (Zip Code)

(706) 649-2311

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2015, the Compensation Committee of the Board of Directors (“Compensation Committee”) of Synovus Financial Corp. (“Synovus”) took several actions impacting the compensation arrangements of Synovus’ executive officers.

Annual Performance Awards and Goals. The Compensation Committee approved payouts under the annual incentive plan that was established in 2014 and publicly disclosed in a Current Report on Form 8-K filed on January 24, 2014. The performance formula approved by the Compensation Committee for 2014 was based 50% on core earnings, 25% on loan growth and 25% on core deposit growth. In addition, the Committee had the discretion to adjust awards based on strategic objectives, regulatory compliance, risk management, total shareholder return and individual performance. Based upon Synovus’ actual 2014 performance compared to the performance goals previously established by the Compensation Committee for 2014, the payout was at 112.4% of target. As a result, the Compensation Committee approved annual performance award payouts at 112.4% of target for participating executives. The annual incentive award payout amount for each named executive officer for 2014 is set forth in the table below.

The Compensation Committee also approved annual incentive goals for 2015. For 2015, the approved annual performance goals are based 50% on core earnings, 25% on loan growth and 25% on core deposit growth. In addition, the Committee has the discretion to adjust awards based on strategic objectives, regulatory compliance, risk management, total shareholder return and individual performance.

The Committee also established individual award targets as a percentage of base salary for each named executive officer. The award targets for each named executive officer are set forth in the table below. The actual payout can range from 0% to 150% of the award target based upon Synovus’ performance results for 2015 compared to the performance goals. The awards, which are Cash-Based Awards under the 2013 Omnibus Plan, will also be limited based on a 2015 core earnings goal established by the Committee to fund the awards and ensure deductibility.

Long-Term Incentive Awards. The Committee also granted Synovus’ executive officers, including its named executive officers, long-term incentive awards effective February 19, 2015. The number of performance stock units and market restricted stock units awarded to each named executive officer are set forth in the table below.

The performance stock unit awards (“PSUs”) have both a service vesting component and a performance vesting requirement. Under the service vesting component, the PSUs vest 100% after three years of service. Under the performance vesting component, Synovus’ weighted average return on average assets is measured over a three-year performance period. The actual payout of the PSUs can range from 0% to 150% of the target amount based upon Synovus’ weighted average return on average assets during the performance period compared to the performance formula approved by the Compensation Committee.

The Compensation Committee also granted market restricted stock unit awards (“MRSUs”) to Synovus executive officers, including its named executive officers, effective February 19, 2015. The MRSUs have a service-based vesting component as well as a Total Shareholder Return Multiplier. Under the service-based vesting component, the MRSUs vest 1/3 each year over a three-year period subject to each executive’s continued employment with Synovus. Under the Total Shareholder Return Multiplier, the “target” amount of MRSUs which vest each year will be adjusted upward or downward 25% based upon Synovus’ total shareholder return during each year.

Both the PSUs and MRSUs are subject to a Risk-Based Modifier, which can reduce the payouts of outstanding awards if future results suggest risk was not properly considered in achieving the results on which the number of units awarded were based. The Compensation Committee will consider if reductions are warranted if any of the following occur during the vesting period: Synovus or a line of business experiences a material loss, Synovus or an individual executive fails to comply with risk policies or properly address risk concerns, or if regulatory capital falls below regulatory capital requirements.

The following table summarizes the actions of the Compensation Committee on February 19, 2015 with respect to Synovus’ named executive officers:

	2014 Bonus Award	2015 Bonus Target (% of Base Salary)	Performance Stock Units	Market Restricted Stock Units
Kessel D. Stelling Chairman, Chief Executive Officer and President	$854,240	100%	31,184	31,184

Thomas J. Prescott Executive Vice President and Chief Financial Officer	193,778	70%	8,019	8,019

Allen J. Gula, Jr. Executive Vice President and Chief Operations Officer	144,575	70%	8,019	8,019

Mark G. Holladay Executive Vice President and Chief Risk Officer	118,104	60%	4,990	4,990

Roy Dallis Copeland, Jr., Executive Vice President and Chief Community Banking Officer	118,104	60%	4,990	4,990

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Synovus has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNOVUS FINANCIAL CORP.
(“Synovus”)

Dated: February 20, 2015	By:	/s/ Allan E. Kamensky
Allan E. Kamensky
Executive Vice President,
General Counsel and Secretary